First Choice Bancorp Completes

the Acquisition of Pacific Commerce Bancorp

Cerritos, CA, August 1, 2018 — First Choice Bancorp (NASDAQ: FCBP) (“First Choice”) today announced it has completed its acquisition of Pacific Commerce Bancorp (“Pacific Commerce”), the parent company of Pacific Commerce Bank. As part of the transaction, Pacific Commerce Bank has been merged into First Choice Bank.  The transaction brings First Choice’s total assets to more than $1.5 billion, based on information as of June 30, 2018.

The final exchange ratio of the stock-to-stock transaction is 0.47689, which is higher than the ratio of 0.46531 announced at the time of the acquisition, as the ratio was subject to certain adjustments as previously described in the joint proxy statement. The higher exchange ratio was primarily due to adjustments resulting from an increase in Pacific Commerce’s capital from the exercise of options, lower than budgeted transaction costs and higher than projected net income during the first six months of 2018. The final ownership of the combined entity based on common shares outstanding is 62.3% owned by original First Choice Bancorp shareholders and 37.7% owned by former Pacific Commerce Bancorp shareholders, compared to the original estimate of 63.5% and 36.5%, respectively.

Peter Hui, Chairman of the Board of First Choice, commented, “We are very pleased to welcome Pacific Commerce’s customers, employees and shareholders to First Choice.  Since First Choice was founded in 2005, our employee and customer base has been a ‘fusion’ of diverse cultures. Pacific Commerce shares that fusion vision and we are thrilled to join our First Choice family with the Pacific Commerce family. Since our most recent common stock offering in 2015, we have more than doubled the size of First Choice and built a strong business model centered around core community banking that we believe will produce attractive long-term returns for our shareholders.”

“We are also pleased that Mr. Thomas Iino, the Chairman of Pacific Commerce, has agreed to join our holding company and bank boards, along with Pacific Commerce directors Ms. Maria Salinas and Messrs. Max Freifeld and Luis Maizel.  Their continued presence, together with the rest of the ongoing Pacific Commerce team, will help ensure continuity in market presence and leadership,” said Mr. Hui.

Mr. Robert Franko, President and Chief Executive Officer of First Choice, also added, “We are excited about the opportunities created through our combination with Pacific Commerce. Expanding our presence in Los Angeles and San Diego Counties to the Mexican border fits in with our long term strategic plan.  The expansion of our branch network in Los Angeles, West Los Angeles, and San Diego increases our commitment to serving those communities and enhances our ability to continue growing our customer base. The combination of our two companies creates the sixteenth largest community bank based in Los Angeles County, with 11 branches and two loan production offices to serve our customers in Southern California.  As part of a larger financial institution that can offer more services and greater convenience, we believe we can provide a superior banking experience for our new customers joining us from Pacific Commerce.”

About First Choice Bancorp

First Choice Bancorp is a community-based bank holding company headquartered in Cerritos, California, and it is the sole shareholder of First Choice Bank.  As of July 31, 2018, the First Choice had total assets of approximately $1.5 billion. First Choice Bank, headquartered in Cerritos, California is a community-focused financial institution, serving diverse consumers and commercial clients and specializing in loans to small businesses, private banking clients, commercial and industrial (C&I) loans, and commercial real estate loans with a niche in providing financing for the hospitality industry. First Choice Bank is a Preferred Small Business Administration (SBA) Lender. Founded in 2005, First Choice Bank has quickly become a leading provider of financial services that enable our customers to grow, maintain strength, and achieve their business objectives. We strive to surpass our clients’ expectations through our efficiency and professionalism and are committed to being “First in Speed, Service, and Solutions.” First Choice Bancorp stock is traded on the Nasdaq Capital Market under the ticker symbol “FCBP.”

First Choice Bank’s website is www.FirstChoiceBankCA.com.

Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes “forward-looking statements,” including but not limited to statements about the integration of the Pacific Commerce transaction.  These statements are subject to many risks and uncertainties, as detailed from time to time in filings made by First Choice with the Securities and Exchange Commission. Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “propose,” “may,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Contact:

First Choice
Robert M. Franko, 562.345.9241
President & Chief Executive Officer
or
Yvonne L. Chen, 562.345.9244
Chief Financial Officer